Exhibit 99.1

Matinas BioPharma Successfully Completes Warrant Tender Offer– Raises $13.5 Million from Exercise of Warrants

– Proceeds extends cash runway through the first quarter of 2018 and better positions Company for up-listing to a national securities exchange –

Bedminster, NJ (January 19, 2017) – Matinas BioPharma Holdings, Inc. (OTCQB: MTNB), a clinical-stage biopharmaceutical company focused on developing innovative anti-infectives for orphan indications, announced today the successful completion of its tender offer to amend and exercise certain categories of existing warrants, which expired at 5:00 p.m. Eastern Standard Time on January 13, 2017. The gross cash proceeds from the warrant exercises were $13.5 million with net cash proceeds, after deducting warrant solicitation agent fees and other estimated offering expenses, totaling approximately $12.7 million.

“We are pleased with the significant participation in our warrant tender and extremely grateful to our loyal shareholders,” commented Roelof Rongen, Chief Executive Officer. “Strategically leveraging this self-financing mechanism not only simplifies our capital structure but importantly significantly improves our financial strength and better positions the Company for an up-listing to a national securities exchange in the near future. Additionally, proceeds from this transaction will help us to further advance our lead anti-infective product candidates, MAT2203 and MAT2501 beyond key clinical data readouts during 2017.”

As of the expiration date, an aggregate of 30,966,350 original warrants were tendered by their holders and were amended and exercised, representing approximately 84.31% of the Company’s 36,728,612 warrants included in the tender offer. SternAegis Ventures, through Aegis Capital Corp. acted as the warrant solicitation agent.

Complete terms and conditions of the offer were set forth in the offer to amend and exercise, Letter to Holders of Original Warrants and other related materials that were filed as exhibits to the Tender Offer Statement on Schedule TO filed by Matinas BioPharma Holdings, Inc. with the Securities and Exchange Commission (the "SEC") on December 14, 2016, as amended and supplemented by Amendment No. 1 filed on January 5, 2017 and Amendment No. 2 filed on January 19, 2017. Copies of the offer to amend and exercise, Letter to Holders of Original Warrants and other related materials are available on the SEC's website, at www.sec.gov.

About Matinas BioPharma

Matinas BioPharma is a clinical-stage biopharmaceutical company focused on developing innovative anti-infectives for orphan indications. The Company's proprietary, disruptive technology utilizes lipid-crystal nano-particle cochleates to nano-encapsulate existing drugs, making them safer, more tolerable, less toxic and orally bioavailable. The Company's lead drug candidate MAT2203, currently in Phase 2, is an orally-administered, encochleated formulation of amphotericin B (a broad spectrum fungicidal agent). The Company has an open Investigational New Drug (IND) application for MAT2501, currently in Phase 1, which is an orally-administered, encochleated formulation of amikacin (a broad spectrum aminoglycoside antibiotic agent) for acute bacterial infections, including non-tuberculous mycobacterium (NTM) and multi-drug resistant gram-negative bacterial infections.

The Company's lead anti-infective product candidates, MAT2203 and MAT2501, position Matinas BioPharma to become a leader in the safe and effective delivery of anti-infective therapies utilizing its proprietary lipid-crystal nano-particle cochleate formulation technology. For more information, please visit www.matinasbiopharma.com and connect with the Company on Twitter, LinkedIn, Facebook, and Google+.

Forward Looking Statements: This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to the Company's strategic focus and the future development of its product candidates, including MAT2203 and MAT2501, the Company’s plans to apply for listing on a national securities exchange, the anticipated timing of regulatory submissions, the anticipated timing of clinical studies, the Company’s ability to identify and pursue development and partnership opportunities for its products or platform delivery technology on favorable terms, if at all, and the ability to obtain required regulatory approval and other statements that are predictive in nature, that depend upon or refer to future events or conditions. All statements other than statements of historical fact are statements that could be forward-looking statements. Forward-looking statements include words such as "expects," "anticipates," "intends," "plans," "could," "believes," "estimates" and similar expressions. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to obtain additional capital to meet our liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials of our product candidates; our ability to successfully complete research and further development and commercialization of our product candidates; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to maintain and derive benefit from the Qualified Infectious Disease Product (QIDP), Orphan and/or Fast Track designations for MAT2203 and MAT2501, which does not change the standards for regulatory approval or guarantee regulatory approval on an expedited basis, or at all; our ability to protect the Company's intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company's products; and the other factors listed under "Risk Factors" in our filings with the SEC, including Forms 10-K, 10-Q and 8-K. Investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this release. Except as may be required by law, the Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Matinas BioPharma's product candidates are all in a development stage and are not available for sale or use.

Investor Contact

Jenene Thomas

Jenene Thomas Communications, LLC

Phone: +1 (908) 938-1475

Email: jenene@jenenethomascommunications.com

Source: Matinas BioPharma Holdings, Inc.

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